Exhibit 8.1

Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, N.W. Suite 800 Washington, DC 20006 (202) 347-8400
Fax: (202) 626-1930 www.tpw.com

October 27, 2006

Westfield Mutual Holding Company

New Westfield Financial, Inc.

Westfield Financial, Inc.

Westfield Bank

141 Elm Street

Westfield, MA 01086

Ladies and Gentlemen:

You have asked our opinion regarding certain U.S. federal tax consequences of the proposed conversion of Westfield Mutual Holding Company, a federal mutual holding company (“Westfield Mutual Holding Company”) to stock form and reorganization of Westfield Bank, a federal savings bank (“Westfield Bank”), pursuant to the Plan of Conversion and Stock Issuance of Westfield Mutual Holding Company, Westfield Financial, Inc., a Massachusetts corporation (“Westfield Financial”) and Westfield Bank dated June 20, 2006 (the “Plan of Conversion”). We are rendering this opinion pursuant to filing requirements for applications for conversions to stock form and applications to acquire a savings association as set forth in applicable regulations promulgated by the Office of Thrift Supervision (“OTS”) and the OTS Application Handbook. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

In connection with the opinions expressed below, we will have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction of the Plan of Conversion and of such corporate records of the parties to the Conversion as we have deemed appropriate. We will have assumed that the parties to the Conversion will act in accordance with the Plan of Conversion. We will also rely, without independent verification, upon the letter to be issued to Thacher Proffitt & Wood LLP by Westfield Mutual Holding Company, Westfield Bank and Westfield Financial containing certain tax representations. In addition, we will have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, under current law:

New York, NY            Washington, DC            White Plains, NY            Summit,NJ            Mexico City, Mexico

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(1) the conversion of Westfield Financial from a Massachusetts corporation to a federally-chartered stock corporation and then a conversion of Westfield Financial as a federally-chartered stock corporation to a federal interim stock savings association, and the conversion of Westfield Mutual Holding Company from mutual form to a federal interim stock savings institution, will each qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Westfield Financial or Westfield Mutual Holding Company by reason of such conversions;

(2) the merger of Westfield Financial and the merger of Westfield Mutual Holding Company into Westfield Bank, will each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Westfield Financial, Westfield Mutual Holding Company, or Westfield Bank by reason of such mergers;

(3) the merger of the federal interim stock savings association formed by New Westfield Financial, Inc., a Massachusetts corporation (“New Westfield Financial”), with and into Westfield Bank (the “Bank Merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by such interim federal savings association, Westfield Bank, or New Westfield Financial by reason of the Bank Merger;

(4) no gain or loss will be recognized by the current stockholders of Westfield Financial upon the receipt of shares of common stock of New Westfield Financial pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in New Westfield Financial;

(5) the aggregate tax basis of the shares of New Westfield Financial common stock to be received by the current stockholders of Westfield Financial will be equal to the aggregate tax basis of Westfield Financial common stock surrendered in exchange therefor, reduced by the basis allocable to a fractional share interest in Westfield Financial for which cash is received;

(6) the holding period of the shares of New Westfield Financial common stock to be received by the current stockholders of Westfield Financial will include the holding period of the shares of Westfield Financial common stock, provided that Westfield Financial common stock was held as a capital asset on the date of the Bank Merger;

(7) a holder of shares of Westfield Financial who receives cash in lieu of a fractional share of New Westfield Financial common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Westfield Financial allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the Bank Merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of Westfield Financial common stock is more than one year on the date of the Bank Merger;

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(8) no gain or loss will be recognized by New Westfield Financial upon the sale of shares of common stock in the stock offering;

(9) no gain or loss will be recognized by members of Westfield Mutual Holding Company upon the issuance to them of interests in the liquidation account in Westfield Bank pursuant to the merger of Westfield Mutual Holding Company into Westfield Bank;

(10) it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of New Westfield Financial to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the “Subscription Rights”) is zero and accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

(11) it is more likely than not that the tax basis to the holders of shares of New Westfield Financial common stock purchased in the stock offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of the completion of the offerings; and

(12) the holding period for shares of common stock of New Westfield Financial purchased in the community offering or syndicated community offering will begin on the day after the date of purchase.

The opinions set forth in (10) and (11), above, are based on the position that the Subscription Rights do not have any market value at the time of distribution and at the time they are exercised. Although the Internal Revenue Service (“IRS”) will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase shares of common stock of New Westfield Financial at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan. This opinion is given solely for the benefit of the Primary Parties, Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders who receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S

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filed with the OTS and as an exhibit to the Registration Statement on Form S-1 filed by Westfield Financial, Inc. with the Securities and Exchange Commission in connection with the Conversion, and to the reference thereto in the Prospectus, included in the Registration Statement on Form S-1, under the headings “The Conversion And Stock Offering – Tax Aspects” and “Legal And Tax Opinions.”

Very truly yours,

/s/ Thacher Proffitt & Wood LLP